Exhibit 99.1

Media Contact:
Bobbie Egan
Media Relations Manager
(206) 392-5134

April 3, 2014

Alaska Air Group Reports March 2014 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 4.0 percent increase in traffic on a 4.6 percent increase in capacity compared to March 2013. This resulted in a 0.6 point decrease in load factor to 87.7 percent. Alaska also reported a record 88.1 percent of its flights arrived on time in March, compared to the 85.5 percent reported in March 2013.
The following table shows Alaska's operational results for March and year-to-date 2014, compared to the prior-year periods:

	March			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	1,743	1,680	3.7%	4,737	4,534	4.5%
Revenue passenger miles RPM (in millions)	2,360	2,270	4.0%	6,402	6,172	3.7%
Available seat miles ASM (in millions)	2,690	2,570	4.6%	7,495	7,203	4.1%
Passenger load factor	87.7%	88.3%	(0.6) pts	85.4%	85.7%	(0.3) pts
On-time arrivals as reported to U.S. DOT	88.1%	85.5%	2.6 pts	87.1%	87.6%	(0.5) pts

-more-

HORIZON AIR
Horizon reported a 1.6 percent increase in March traffic on a 2.6 percent increase in capacity compared to March 2013. This resulted in a 1.0 point decrease in load factor to 79.9 percent. Horizon also reported 85.4 percent of its flights arrived on time in March, compared to the 90.0 percent reported in March 2013.
The following table shows Horizon's operational results for March and year-to-date 2014, compared to the prior-year periods:

	March			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	630	602	4.7%	1,737	1,680	3.4%
RPMs (in millions)	187	184	1.6%	519	511	1.6%
ASMs (in millions)	234	228	2.6%	668	648	3.1%
Passenger load factor	79.9%	80.9%	(1.0) pts	77.7%	78.8%	(1.1) pts
On-time arrivals as reported to U.S. DOT	85.4%	90.0%	(4.6) pts	84.7%	89.0%	(4.3) pts

AIR GROUP
On a combined basis, Air Group reported a 4.7 percent increase in traffic on a 5.4 percent increase in capacity compared to March 2013. This resulted in a 0.6 point decrease in load factor to 87.1 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for March and year-to-date 2014, compared to the prior-year periods:

	March			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	2,442	2,326	5.0%	6,649	6,346	4.8%
RPMs (in millions)	2,607	2,491	4.7%	7,078	6,796	4.1%
ASMs (in millions)	2,994	2,840	5.4%	8,352	7,983	4.6%
Passenger load factor	87.1%	87.7%	(0.6) pts	84.7%	85.1%	(0.4) pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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